EXHIBIT 99


Press Release dated June 17, 1997 of Darden Restaurants, Inc.

                          DARDEN REPORTS ANNUAL RESULTS
                      AND MEETS FOURTH QUARTER EXPECTATIONS

ORLANDO, FL - Darden Restaurants today reported that strong performance at The Olive Garden and continued progress at Red Lobster led to fourth quarter results in line with expectations.

"We're very  encouraged by the progress made in the fourth  quarter," said Joe
R. Lee, Chairman and Chief Executive Officer. "The improvements in food, service and customer experience in our restaurants are beginning to show positive results in what has been a disappointing year."

Highlights for the quarter and fiscal year ended May 25 included:

   Earnings after tax in the fourth quarter were $29.3 million, or 19 cents per share before unusual items, on $816.7 million in sales. Earnings after tax before unusual items for the year were $54.3 million, or 35 cents per share on sales of $3.2 billion.

   Red Lobster  continued  its  repositioning  strategy  and margin  improvement initiatives during the quarter. Although operating profits for the quarter and year were below prior-year levels, fourth-quarter profits were significantly better than in the third quarter.

   The Olive Garden achieved its eleventh consecutive quarter of same-store sales increases. Margins improved for the quarter and the year. Operating profits for the year increased at a double digit rate and set a record high.

   Darden's newest concept, Bahama Breeze, successfully opened its second restaurant during the quarter and the Company is actively looking for additional sites.

   As previously announced, a $230 million pretax charge for FAS 121 asset impairment and other restructuring actions was recorded in the fourth quarter. This charge reduced the year's after-tax earnings before unusual items of $54.3 million by $145 million or $0.93 per share, resulting in a net reported loss of $91 million or $0.59 per share.

   The Company purchased 5 million shares of common stock during the fiscal year, for a cumulative total of 7 million shares purchased under the 15.8 million share buyback authorization.

Division Results

RED LOBSTER'S sales of $486.1 million were down 3% compared to the fourth quarter last year owing to a 2.2% decline in same-store sales and fewer restaurants open. Sales of $1.87 billion for the fiscal year declined 2% compared to the prior year. Average store sales were $2.6 million for the fiscal year. Operating profit for the fourth quarter and year was substantially lower than the prior year, but fourth quarter profits showed a significant sequential improvement over those in the third.

"This has been a tough year for Red Lobster," said Jeff O'Hara, President and Chief Operating Officer. "However, we made significant progress in the second half with food, value and overall experience substantially improving and customer traffic continuing to outperform the industry."

THE OLIVE GARDEN continued favorable momentum in the fourth quarter. Same-store sales in the U.S. increased 0.9% marking the eleventh consecutive quarter of same-store sales increases. Total sales were $328.2 million, a slight increase from last year. Annual sales were $1.29 billion, an increase of 3% from the prior year, and average store sales for the year were $2.6 million. Operating profit showed a double-digit increase for the second year in a row and set a new record high.

       "We are pleased with our record-setting year," said Brad Blum, President of The Olive Garden. "During the year we made investments in food and training to ensure our guests have a great dining experience and the result was strong sales and record earnings."

       BAHAMA BREEZE completed its first full year and opened a second restaurant in Altamonte Springs, Florida, in May. Sales continue to exceed expectations and plans are underway to secure sites for three more restaurants in fiscal 1998.

       Fourth-quarter Charge

As previously announced, a pretax charge of $230 million was recorded in the fourth quarter. The charge includes a writedown of assets under FAS 121 of about $160 million for operations in both the U.S. and Canada and other restructuring and administrative actions aggregating approximately $70 million. Canadian operations for both Red Lobster and The Olive Garden were profitable this year, and the Company is actively pursuing franchising arrangements for its existing 51 Red Lobster and 16 Olive Garden restaurants in Canada. Darden's operating profits are expected to benefit by $15-20 million annually as a result of these actions, and the total cash flow effect of this charge is expected to be modestly positive.

Fiscal Year Results

For fiscal 1997, sales of $3.2 billion were down less than 1% from the prior year, which included $16 million from the discontinued China Coast stores. After-tax earnings before unusual items were $54.3 million, or 35 cents per share, down from $119.2 million, or 75 cents per share in fiscal 1996. Including the fourth-quarter charge, after-tax losses were $91.0 million, or 59 cents per share in fiscal 1997. In last year's first quarter, the Company recorded a $44.8 million after-tax charge (28 cents per share) to discontinue China Coast. Including this charge, after-tax earnings were $74.4 million, or 47 cents per share last year.

Darden Restaurants headquartered in Orlando, Florida, owns and operates Red Lobster, The Olive Garden and Bahama Breeze restaurants.

                              DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

                                   05/26/96           05/25/97
Red Lobster USA                      677                 652
Red Lobster Canada                    52                  51
                                      --                  --
Total Red Lobster                    729                 703

The Olive Garden USA                 471                 461
The Olive Garden Canada               16                  16
                                      --                  --
Total Olive Garden                   487                 477

Bahama Breeze                          1                   2
                                     ---                 ---

Total Restaurants                  1,217               1,182






                            DARDEN RESTAURANTS, INC.

                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
                      (In Thousands, Except per Share Data)

                                  13 WEEKS ENDED            52WEEKS ENDED
                           Unaudited    Unaudited         Unaudited
                          05/25/97      05/26/96          05/25/97      05/26/96

Sales                   $816,652        $829,463        $3,171,810    $3,191,779
Costs and Expenses:
Cost of sales:
 Food and beverages      273,695         282,080         1,077,316     1,062,624
 Restaurant labor        259,552         247,171         1,017,315       954,886
 Restaurant expenses     121,258         112,548           481,348       455,626
                         -------         -------           -------       -------
Total Cost of Sales      654,505         641,799         2,575,979     2,473,136


Selling, general and
 administrative           83,627          93,621           361,263       373,920
Depreciation and
 amortization             31,706          34,766           136,876       134,599
Interest, net,             6,100           5,060            22,291        21,406
Restructuring and asset
 impairment expense (1)  229,887           _____           229,887        75,000
                         -------                           -------        ------
Total Costs
 and Expenses         1,005, 825         775,246         3,326,296     3,078,061
                      ----------         -------         ---------     ---------

Earnings (Loss)
 Before Income Taxes    -189,173          54,217          -154,486       113,718
Income Taxes              73,117         -19,735            63,457       -39,363
Net Earnings (Loss)    $-116,056          34,482          -$91,029       $74,355

Earnings (Loss) per
 Share                    -$0.76           $0.22            -$0.59         $0.47

Average Common Shares
 Outstanding             153,000         158,400           155,600       158,700

NOTES:
(1) Operating results before restructuring and asset impairment charges were as follows:



                                  13 WEEKS ENDED            52 WEEKS ENDED
                           Unaudited    Unaudited         Unaudited
                          05/25/97        05/26/96     05/25/97      05/26/96

Pretax Earnings before
 Restructuring and Asset
 Impairment Charges      $40,714          $54,217          $75,401      $188,718
Income Taxes             -11,411          -19,735          -21,071       -69,514
Net Earnings before
 Restructuring and Asset
 Impairment Charges      $29,303          $34,482          $54,330      $119,204
EPS before Restructuring
 and Asset Impairment
 Charges                   $0.19            $0.22            $0.35         $0.75


(2) The after-tax effect of the fiscal year 1997 restructuring and asset impairment charge was $145,359 ($0.93 per share) in the fourth quarter. The charge related to low-performing restaurant properties and other long-lived assets including those restaurants that have been closed.

(3) The after-tax effect of the fiscal year 1996 restructuring and asset impairment charge was $44.8 million ($0.28 per share) in the first quarter. The charge related to the closing of all China Coast restaurants.




                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                        Unaudited
                                May 25,1997           May 26,1996
ASSETS
Current Assets:
 Cash and cash
  equivalents                           $25,490               $30,343
 Receivables                             16,333                24,772
 Refundable income taxes, net            16,968
 Inventories                            132,241               120,725
 Net assets held for disposal            47,471                31,762
 Prepaid expenses and
  other current assets                   14,709                17,298
 Deferred income taxes                   84,157                63,080
                                         ------                ------
   Total Current Assets                $337,369              $287,980

Land, Buildings and Equipment        $1,533,272            $1,702,861
Other Assets                             93,081                97,663
                                         ------                ------
   Total Assets                      $1,963,722            $2,088,504

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
 Accounts payable                      $113,087              $128,196
 Short-term debt                         43,400                72,600
 Current portion of long-term debt            5                    54
 Accrued payroll                        58, 312                53,677
 Accrued income taxes                                          12,522
 Other accrued taxes                     22,180                18,921
 Other current liabilities              243,596               159,336
                                        -------               -------
   Total Current Liabilities           $480,580              $445,306

Long-term Debt                          313,187               301,151
Deferred Income Taxes                    70,118               101,109
Other Liabilities                        18,624                18,301
   Total Liabilities                   $882,509              $865,867

Stockholders Equity:
 Common stock and surplus            $1,268,656            $1,266,212
 Retained earnings (deficit)            -41,706                61,708
 Treasury stock                         -69,184               -25,037
 Cumulative foreign currency
  adjustment                            -10,037               -10,351
 Unearned compensation                  -66,516               -69,895
                                        -------               -------
   Total Stockholders Equity         $1,081,213            $1,222,637
                                      ---------             ---------
Total Liabilities and
 Stockholders Equity                 $1,963,722            $2,088,504
                                      ---------             ---------




                             DARDEN RESTAURANTS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited, In Thousands)


                                                       Fiscal Year Ended

                                                  May 25, 1997   May 26,1996

Sources
Earnings (loss) from operations                      -$91,029        $74,355
Non-cash restructuring and
 asset impairment expenses                            226,342         69,073
Depreciation and amortization                         136,876        134,599
Deferred income taxes                                 -52,068         -3,513
Asset dispositions                                     34,017         16,338
Other, net                                             15,984        -10,669
     Total Sources                                   $270,122       $280,183

Uses
Fixed asset additions                               -$159,688      -$213,905
Dividends                                             -12,385        -12,647
Change in working capital                             -41,401          9,722
     Total Uses                                     -$213,474      -$216,830

Net Operating Cash Flow                               $56,648        $63,353

Stock Buyback                                         -44,147        -25,037

Change in Net Debt                                    -17,354        -28,107

Net Cash Flow                                         -$4,853        $10,209







                            DARDEN RESTAURANTS, INC.
                   FOURTH QUARTER FY 1997 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)


                                     13 WEEKS ENDED          52 WEEKS ENDED
                               Unaudited     Unaudited     Unaudited
                                05/25/97      05/26/96     05/25/97    05/26/96
Sales                            $816.7      $829.5       $3,171.8     $3,191.8

Net Earnings (Loss)             -$116.1       $34.5         -$91.0        $74.4

Earnings (Loss) per Share        -$0.76       $0.22         -$0.59        $0.47

Average Shares Outstanding        153.0       158.4          155.6        158.7


Earnings Before Restructuring
 and Asset Impairment Charges:

Earnings from Operations before
  Restructuring and Asset
  Impairment Charges              $29.3       $34.5          $54.3       $119.2

EPS from Operations before
  Restructuring and Asset
  Impairment Charges              $0.19       $0.22          $0.35        $0.75
